Exhibit 10.3

SECOND AMENDMENT TO

SUBLEASE AGREEMENT

This SECOND AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is made and entered into effective as of this      day of February, 2017, by and between NXP USA, Inc. a Delaware corporation (hereinafter referred to as “Sublandlord”), and Everspin Technologies, Inc., a Delaware corporation (hereinafter referred to as “Subtenant”).

RECITALS:

WHEREAS, VWP-BV CM 5670, LLC, a Delaware limited liability company (“Master Landlord”), and Sublandlord, as successor in interest to NXP Semiconductors USA, Inc., a Delaware corporation, entered into that certain Lease dated June 23, 2014 (the “Lease”) regarding the lease of certain premises located at 5670 West Chandler Blvd., Chandler, Arizona 85226, as more particularly described in the Lease (the “Premises”); and

WHEREAS, Sublandlord and Subtenant entered into that certain Sublease Agreement (the “Original Sublease”) dated effective January 31, 2017, whereby Subtenant subleased from Sublandlord approximately 6,560 square feet out of the first floor of the Premises as more particularly identified therein (the “Original Subleased Premises”), as amended by that certain First Amendment to Sublease Agreement dated effective February         , 2017 (the “First Amendment” which, together with the Original Sublease, are hereafter collectively referred to as the “Sublease”).

WHEREAS, Master Landlord has requested certain revisions and clarifications to the Sublease.

WHEREAS, capitalized terms used in this Amendment and not otherwise defined will have the same meaning as given to them in the Sublease.

WHEREAS, the parties desire to amend the Sublease in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises hereinafter made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sublease

a. The description of the Premises in the third recital of the Original Sublease is hereby revised from 32,988 square feet to 27, 974 square feet.

b. The fourth recital of the Sublease is hereby deleted. The phrase “Expiration Date” as used in the Sublease shall mean January 31, 2022.

c. In the event Sublandlord does not exercise its first option to extend the term of the Lease, but Subtenant exercises its option to extend the Term of the Sublease, Subtenant’s renewal term shall expire upon the expiration of the Lease term.

d. In addition to the conditions set forth in Section 2(a) of the Original Sublease, Subtenant’s right to extend the Term of the Sublease shall be conditioned upon the Lease being in full force and effect at the time Subtenant exercises its renewal option and at the commencement of the renewal term.

e. The word “Lessee” is hereby replaced with “Tenant” in Section 5(a) of the Sublease.

f. Subtenant’s obligation to pay Base Rent and Additional Rent shall not begin to accrue until the date Master Landlord executes the Consent of Landlord to Sublease, in substantially the form attached hereto as Exhibit A. If such date falls on a day other than the first of the month, the partial Base Rent and Additional Rent for the remainder of such month shall be due and payable by Subtenant on the first day of the following month. This paragraph does not extend the Term of the Sublease.

2. Consent to Sublease. The form of Consent of Landlord to Sublease attached to the Original Sublease is hereby deleted in its entirety and replaced with the form attached hereto as Exhibit A.

3. First Amendment

a. In Section 1 of the First Amendment the phrase “Existing Subleased Premises” is hereby replaced with the phase “Original Subleased Premises” in each instance.

b. The phase “entire Premises” in the parenthetical in the 8th line of Section 1 of the First Amendment is hereby replaced with the phrase “Subleased Premises”.

4. Master Landlord Consent. Sublandlord and Subtenant each acknowledge and agree that this Amendment is subject to and conditioned upon Sublandlord obtaining the written consent of Master Landlord in accordance with the terms of the Lease.

5. Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Sublease remain unmodified, in full force and effect.

6. Broker. The parties acknowledge that they have not dealt with any broker or finder in connection with this Amendment, except Mike Shellow, agent for CBRE (“Broker”), and Jim Sadler, agent for Keyser (“Subtenant’s Broker”). Sublandlord agrees to pay, pursuant to a separate agreement, any commissions due to Broker and Subtenant’s Broker arising in connection with this Amendment. Sublandlord and Subtenant hereby represent and warrant each to the other that they have not employed any agents, brokers or other such parties in connection with this Amendment, other than Broker and Subtenant’s Broker, and each agrees that they shall indemnity and hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party in connection with this Amendment.

7. Authority. Each party represents and warrants that it has due power and lawful authority to execute and deliver this Amendment and to perform its obligations hereunder; and the Sublease and this Amendment are the valid, binding and enforceable obligations of such party.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

SUBLANDLORD:

NXP USA, INC.,
a Delaware corporation

By:	/s/ Katherine Haight
Name:	Katherine Haight
Title:	Authorized Representative

Date:	March 2, 2016

SUBTENANT:

EVERSPIN TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Jeff Wenzeler
Name:	Jeff Wenzeler
Title:	CFO

Date:	2/28/17

EXHIBIT A

CONSENT OF LANDLORD TO SUBLEASE

VWP-BV CM 5670, LLC, a Delaware limited liability company (“Master Landlord”) hereby consents to and ratifies the sublease of a part of the Premises by NXP USA, Inc. a Delaware corporation (“Sublandlord”) to Everspin Technologies, Inc., a Delaware corporation (“Subtenant”) pursuant to that certain Sublease Agreement dated effective January 31, 2017, as amended by that certain First Amendment to Sublease Agreement dated effective February             , 2017, and as further amended by that certain Second Amendment to Sublease Agreement dated effective February             , 2017 (as amended, the “Sublease”), subject to the following terms and conditions:

1] By consenting to the Sublease, Master Landlord is not relieving Sublandlord of any of its obligations, duties, liabilities or responsibilities under the Lease or waiving Master Landlord’s rights to enforce the Lease as against Sublandlord.

2] Master Landlord reserves all of its rights under the Lease as against Sublandlord and shall not be required under any condition to pursue remedies against the Subtenant prior to, or in conjunction with any actions against Sublandlord under the Lease.

3] Contemporaneously with the delivery of this executed Consent, Sublandlord will tender to Landlord (i) a check in the amount of One Thousand and 00/100 Dollars ($1,000.00), as and for the fee Landlord is entitled to recover in accordance with Article 14.5 of the Lease and (ii) a check in the amount of One Thousand Two Hundred and 00/100 Dollars ($1,200.00), as and for the legal costs incurred by Landlord in the preparation and negotiation of this Assignment in accordance with Article 14 of the Lease.

4] There shall be no further sublease of all or any portion of the Premises or assignment of the Lease without the prior written consent of Master Landlord in each instance. This Consent is not assignable.

5] Master Landlord acknowledges and agrees that all of the provisions contained within Section 14 (Assignment and Subletting) of the Lease, including but not limited to obtaining Master Landlord’s consent to the Sublease and the timely delivery by Sublandlord to Master Landlord of any notices and related documentation, have been complied with in full by Sublandlord.

6] Any payments Master Landlord might receive directly from Subtenant shall be accepted as payments on behalf of Sublandlord under the Lease, but the same shall not be deemed a waiver of any of the provisions of the Lease nor constitute any landlord-tenant relationship between Master Landlord and Subtenant

7] The execution of this Consent by Master Landlord shall in no way render Master Landlord liable for any brokerage commission or fee in connection with the Sublease, and Sublandlord and Subtenant hereby jointly and severally agree to indemnify, defend and hold Master Landlord harmless from and against any and all claims asserted by any real estate broker,salesperson and/or finder with whom Sublandlord and/or Subtenant dealt in connection with the Sublease.

8] The Sublease is and shall remain subordinate in all respects to the Lease, and shall automatically terminate upon the expiration or sooner termination of the Lease. Notwithstanding the foregoing, upon any such expiration or termination of the Lease, Subtenant shall, at Master Landlord’s option and upon Master Landlord’s demand, attorn to Master Landlord or any successor-in-interest to Master Landlord and be bound to Master Landlord or such successor upon all the executory terms and conditions of the Sublease, as if Master Landlord were the “Sublandlord” thereunder, the same to be effective and self-operative without execution of any further instruments by any party hereto. Upon demand of Master Landlord or any such successor, Subtenant agrees, however, to execute, from time to time, instruments in confirmation of the foregoing provisions of this paragraph, satisfactory to Master Landlord or any such successor, in which Subtenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy. In no event shall Master Landlord be (i) liable for any act or omission by Sublandlord, (ii) subject to any offsets or defenses which Subtenant had or might have against Sublandlord, or (iii) bound by any rent or additional rent or other payment paid by Subtenant to Sublandlord in advance. Upon expiration or sooner termination of the Sublease, in the event of the failure of Subtenant to timely vacate the Premises, Master Landlord shall be entitled to all of the rights and remedies available to a landlord against a holdover tenant after the expiration of the term, including those set forth in the Lease.

9] Nothing herein shall be deemed approval by Master Landlord of any terms or provisions contained in the Sublease, nor shall Master Landlord be required to execute the Sublease. Subtenant shall abide by the terms, covenants and conditions of the Lease including, but not limited to, any rules and regulations pertaining to the Premises. Nothing contained in this Consent shall be construed to modify, waive or affect (i) any of the provisions, covenants or conditions in the Lease, (ii) any of Sublandlord’s obligations under the Lease, or (iii) any rights or remedies of Master Landlord under the Lease or otherwise enlarge or increase Master Landlord’s obligations or Sublandlord’s rights under the Lease or otherwise.

10] Sublandlord acknowledges that there exists no default, breach, failure of condition or event of default by Master Landlord under the Lease, nor any event or condition which, with notice or the passage of time, or both, would constitute a default, breach, failure of condition or event of default thereunder, and Master Landlord has, as of the date hereof, complied with all of the terms and conditions of the Lease. In case of any conflict between the provisions of this Consent and the provisions of the Sublease, the provisions of this Consent shall prevail unaffected by the Sublease.

11] Subtenant shall indemnify and save harmless Master Landlord and Master Landlord’s agents against and from: (i) any and all claims against Master Landlord or such agents of whatever nature arising from any act, omission or negligence of Subtenant, its contractors, licensees, agents, servants, employees, invitees or visitors; (ii) any claims against Master Landlord or such agents arising from any accident, injury or damage whatsoever caused to any person or the property of any person and occurring during the term of the Sublease in or about the Premises, or occurring outside of the Premises, the land or the Building of which the Premises are a part, where such accident, injury or damage results or is claimed to have resulted from any act, omission or negligence of Subtenant or Subtenant’s agents, employees, invitees or visitors; (iii) any breach, violation or non-performance of any covenant, condition or agreement in the Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed; and (iv) any cost, liability or responsibility for the payment of any sales tax with respect to any installations, furniture, furnishings, fixtures or other improvements located, installed or constructed in the Premises, or the filing of any tax return in connection therewith. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claims or proceedings brought thereon, and the defense thereof, with the proceeds from any insurance policy carried by Subtenant and actually received by Master Landlord used to reduce the Subtenant’s liability.

This Consent may be executed in any number or counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each such counterpart shall be deemed an original hereof.

IN WITNESS WHEREOF, the undersigned have executed this Consent of Landlord to Sublease to be effective as of the date first above written.

MASTER LANDLORD:

VWP-BV CM 5670, LLC, a Delaware
limited liability company

By: VWP-BV 1 Chandler Midway, LLC, a
Delaware limited liability company, Sole Member

By: VWP Chandler Midway Manager, LLC, an
Arizona limited liability company, Manager

By: ViaWest Properties, LLC, an Arizona limited liability company,its Manager

By:	/s/ Steven R. Schwan
Name:	Steven R. Schwan
Title:	Manager

Date:	3/10/17

SUBLANDLORD:

NXP USA, Inc. a Delaware corporation

By:	/s/ Katherine Haight
Name:	Katherine Haight
Title:	Authorized Representative

Date:	March 2, 2017

SUBTENANT:

Everspin Technologies, Inc., a Delaware corporation

By:	/s/ Jeff Wenzeler
Name:	Jeff Wenzeler
Title:	CFO

Date:	2/28/17